EXHIBIT 4.13

SECOND SUPPLEMENTAL FACILITY AGREEMENT

Dated 31st March 2003

between

SPORTECH PLC
as Borrower

and

THE GOVERNOR AND COMPANY OF THE BANK OF SCOTLAND

as Agent and Arranger

and

THE LENDERS LISTED HEREIN

[LOGO]

Dickson Minto W.S.
Edinburgh

THIS SECOND SUPPLEMENTAL FACILITY AGREEMENT is made the 31st day of March 2003 between:

(1)

SPORTECH PLC (formerly known as Rodime plc) (Registered Number 69140), a company incorporated in Scotland with limited liability with its registered office situated at 249 West George Street, Glasgow G2 4RB (the “Borrower”);

(2)

THE GOVERNOR AND COMPANY OF THE BANK OF SCOTLAND of The Mound, Edinburgh EH1 1YZ as agent (the “Agent”) for and on behalf of the Banks;

(3)

THE GOVERNOR AND COMPANY OF THE BANK OF SCOTLAND of the address aforesaid as arranger (“the Arranger”); and

(4)

THE BANKS named in Schedule 1 (as hereinafter defined).

WHEREAS:

(A)

The Borrower, the Agent, the Arranger and the Banks entered into a facility agreement dated 10th August 2000 (as supplemented by a supplemental facility agreement dated 15th October 2001 and by a further supplemental facility agreement dated 24th September 2002 between the parties hereto and as supplemented, varied, novated, restated or amended from time to time the “Facility Agreement”) in terms of which a term loan facility was made available to the Borrower;

(B)

the parties wish to make certain amendments to the Facility Agreement.

NOW IT IS AGREED AND DECLARED as follows:

1.

DEFINITIONS AND INTERPRETATION

1.1

In this Second Supplemental Facility Agreement a term defined in the Facility Agreement has the same meaning when used in this Second Supplemental Facility Agreement unless otherwise defined herein and Schedule 11 of the Facility Agreement shall apply hereto.

1.2

This Second Supplemental Facility Agreement is a Financing Document in terms of the Facility Agreement.

2.

CONDITIONS PRECEDENT

2.1

This Second Supplemental Facility Agreement and the amendments to the Facility Agreement referred to herein shall only come into effect if:-

(i)

the Agent has received all of the documents listed in Schedule 2 of this Second Supplemental Facility Agreement and each is, in form and substance, satisfactory to it;

(ii)

the Agent has determined to its reasonable satisfaction that no Event of Default or Potential Event of Default has occurred and is continuing;

(iii)

the Agent is satisfied that the representations and warranties given by the Borrower in terms of Clause 17.01 of the Facility Agreement which are repeated in accordance with the provisions of Clause 17.02 of the Facility Agreement are true and correct in all material respects on the date hereof; and

(iv)

the second supplemental facility agreement entered into of even date herewith between the Borrower and certain of the parties hereto in relation to various mezzanine facilities has become unconditional.

2.2

If the Agent confirms that conditions referred to in Clause 2.1 have not been satisfied on or prior to the date falling one month after the date of this Second Supplemental Facility Agreement then this Second Supplemental Facility Agreement will lapse and the amendments to be made in terms hereof will be of no effect.

3.

EXISTING ADVANCES

On the date of execution of this Second Supplemental Facility Agreement by the Arranger, the parties acknowledge and confirm that the amount outstanding under the Facility is £94,000,000.

4.

AMENDMENTS TO THE FACILITY AGREEMENT

4.1

Subject to the terms of this Second Supplemental Facility Agreement, the Facility Agreement in the form set out Schedule 3 to the Supplemental Facility Agreement shall be amended as follows:-

4.1.1

The existing Clause 11.08 shall be amended by the insertion of the words “or Clause 11.11” after the words “where any amount to be prepaid under Clause 11.03” and prior to the words “is received by the Agent” where they appear therein, by the insertion of the words "if the prepayment is made under Clause 11.03 or in the Surplus Cash Security Account if the prepayment is made pursuant to Clause 11.11” after the words “in a Security Account” and prior to the words “until the end of such Interest Period” where they appear therein and by the insertion of the words “if the prepayment is made under Clause 11.03 or towards reduction of the amounts outstanding under the Facility if the prepayment is made under Clause 11.11” at the end of such Clause 11.08.

4.1.2

The existing Clause 11.10 shall be amended by the insertion of the words “or Clause 11.12” after the words “Clause 11.03” and prior to the words “be applied immediately towards” where they appear therein.

4.1.3

The following additional Clauses 11.11 and 11.12 shall be inserted in the Facility Agreement following the existing Clause 11.10:-

"11.11

As at (and as soon as practicable after) 31 December in each year (commencing 31 December 2003), the Surplus Cash shall be calculated by the Borrower and notified to the Agent. So long as there are any amounts outstanding to the Banks (or any of them) under this Agreement, the Borrower shall within 10 business days of delivery of the Monthly Management Accounts for the financial year ending on such 31 December, make payment into a Surplus Cash Security Account of an amount equal to 50% of the Surplus Cash. The Borrower shall, within 5 business days of the delivery of the audited consolidated financial statements of the Group in respect of such financial year in accordance with the terms of this Agreement, deliver to the Agent a certificate by its auditors setting out their calculation of the Surplus Cash and on such date an amount equal to 50% of the Surplus Cash will be paid (or, to the extent applicable, released from the Surplus Cash Security Account and paid) to the Agent for the account of the Banks and any remaining monies in such security account will be returned to the Borrower (or as it shall direct). The Agent will apply such amount in or towards reduction of the amounts outstanding under the Facility.

11.12

The Banks hereby agree that Clause 11.11 shall not take effect until and for so long as, in accordance with the provisions of Clause 11.12 of the Mezzanine Facility Agreement or otherwise by repayment thereof, no amounts remain outstanding under Tranche B (as defined in the Mezzanine Facility Agreement).”;

4.1.4

The existing Clause 20.03 of the Facility Agreement shall be deleted and replaced as follows:

“20.03

Cash Flow Cover

The Borrower hereby covenants that, save as an Instructing Group shall otherwise agree, on each Test Date which occurs during each period set out in Column (1) below the ratio of Cash Flow to Financing Cash Outflow for the Test Period ending on such Test Date shall not be less than the ratio set out in Column (2) opposite that period:-

(1) Period	(2) Ratio
31 December 2002 and thereafter	1 : 1”;

4.1.5

Clause 20.04 of the Facility Agreement shall be amended by the insertion of the words “Cash Flow” in the first line after the words “For the purpose of this Clause 20,” and prior to the words “Bank Borrowings ...”;

4.1.6

The existing repayment schedule included in Schedule 4 to the Facility Agreement shall be deleted and replaced as follows:

“REPAYMENTS

(1)	(2)
31 March 2003	£4,000,000
30 June 2003	£4,000,000
30 September 2003	£4,000,000
31 December 2003	£4,000,000
31 March 2004	£4,000,000
30 June 2004	£4,000,000
30 September 2004	£4,000,000
31 December 2004	£4,000,000
31 March 2005	£4,000,000
30 June 2005	£4,000,000
30 September 2005	£4,000,000
31 December 2005	£4,000,000
31 March 2006	£4,000,000
30 June 2006	£4,000,000
30 September 2006	£4,000,000
31 December 2006	£4,000,000
31 March 2007	£4,000,000
30 June 2007	£4,000,000
30 September 2007	£4,000,000
31 December 2007	£4,000,000
31 March 2008	£4,000,000
30 June 2008	£4,000,000
30 September 2008	£4,000,000
31 December 2008	£2,000,000
£94,000,000

4.1.7

The definition of “Final Repayment Date” included in Schedule 11 to the Facility Agreement shall be amended by the deletion of the date “31 December 2005” where it appears therein and its replacement with the date “31 December 2008”;

4.1.8

The definition of “Intercreditor Agreement” included in Schedule 11 to the Facility Agreement shall be amended by the insertion of the words “and on or around the date of the Second Supplemental Facility Agreement” after the words “... the Supplemental Facility Agreement” and prior to the words "and amended, varied, supplemented, novated or replaced from time to time)” where they appear therein;

4.1.9

The definition of “Overdraft Facility Letter” included in Schedule 11 to the Facility Agreement shall be amended by the insertion of the words “and on or around the date of the Second Supplemental Facility Agreement” after the words “... the Supplemental Facility Agreement” and prior to the words “and as amended, varied, supplemented, novated or replaced from time to time)” where they appear therein;

4.1.10

 The definition of “Test Date” included in Schedule 11 to the Facility Agreement shall be amended by the deletion of the word “and” included in the third line thereof and its replacement with a “,” and the insertion of the following words at the end of that definition:-

“and when used for the purpose of Clause 20.03 (Cash Flow Cover) and the associated definitions 31 December in each year commencing 31 December 2003”;

4.1.11

The definition of "Test Period” included in Schedule 11 to the Facility Agreement shall be amended by the insertion of the words “and Clause 20.03 (Cash Flow Cover)” after the words “... Clause 20.02 (Debt Cover)” and prior to the words “the period from the commencement of the financial year ...” where they appear therein;

4.1.12

The following additional definitions shall be inserted in Schedule 11 to the Facility Agreement:-

“ “Cash Flow” means, in relation to any Test Period, the profit on ordinary activities of the Group on a consolidated basis before taking into account earnings attributable to Associated Companies (except the extent received in cash), Taxation and Interest but after making the following adjustments thereto:

(i)

adding back depreciation charged to the extent deducted in arriving at such profit on ordinary activities;

(ii)

adding back amounts attributable to the amortisation of goodwill and other intangibles to the extent deducted in arriving at such profit on ordinary activities;

(iii)

adding back any other non-cash charges and deducting any other non-cash income, as the case may be, to the extent included in such profit on ordinary activities;

(iv)

deducting any profit, or adding any loss, as the case may be, from the disposal of fixed assets to the extent already taken into account in arriving at such profit on ordinary activities;

(v)

adding any increase or deducting any decrease as the case may be in Current Liabilities; and

(vi)

adding any decrease or deducting any increase as the case may be in Current Assets,

but without double counting in any case;”

“Financing Cash Outflow” means, in relation to any Test Period, the aggregate of the following items:

(i)

Interest in that period;

(ii)

dividends accrued due for or declared or paid during that period; and

(iii)

all repayments and prepayments of members of the Group which were paid or which fell due within that period;

“Second Supplemental Facility Agreement” means the agreement dated on or around 25th March 2003 and expressed to be supplemental to this Agreement;

“Surplus Cash” means, in relation to the period of 12 months preceding the date to which any calculation is to be made, the amount by which Cash Flow as shown in the latest Monthly Management Accounts of the Group for the preceding 12 months or the audited consolidated accounts of the Group (as applicable) exceeds Financing Cash Outflow of the Group as shown in such financial statements (provided that for this purpose any Net Proceeds applied in accordance with the terms of this Agreement will be disregarded) by more than Five Hundred Thousand Pounds (£500,000);

“Surplus Cash Security Account” means any account with the Security Trustee (as defined in the Inter Creditor Agreement) in the name of the Borrower (or any Obligor) into which sums are to be paid in accordance with the terms of this Agreement and which is subject to such security or other payment or blocking or designation arrangements as the Security Trustee may reasonably require;”

4.2

Subject to the terms of this Second Supplemental Facility Agreement, the Facility Agreement shall remain in full force and effect. This Second Supplemental Facility Agreement and the Facility Agreement shall be treated as one document so that, upon the Facility Agreement being amended as mentioned above, all references to the Facility Agreement shall be treated as references to the Facility Agreement as amended in accordance with the terms of this Second Supplemental Facility Agreement.

5.

CONSENT

The parties hereto hereby consent for the purposes of the Facility Agreement and the Intercreditor Agreement to the amendment of the Mezzanine Facility Agreement on or around the date hereof in accordance with the terms of the second supplemental mezzanine facility agreement referred to at paragraph 2 of Schedule 2 of this Second Supplemental Facility Agreement.

6.

REPRESENTATIONS AND WARRANTIES

6.1

The Borrower represents and warrants to the Agent, the Arranger and the Banks on the date hereof in terms of Clause 17.01 of the Facility Agreement in accordance with the provisions of Clause 17.02 of the Facility Agreement.

6.2

The Borrower represents and warrants to the Agent, the Arranger and the Banks on the date hereof that:-

(i)

the Second Supplemental Facility Agreement constitutes a legal, valid and binding obligation of it and (subject to the Reservations) is enforceable in accordance with its terms;

(ii)

the execution and delivery of the Second Supplemental Facility Agreement and the performance by each member of the Group of its respective obligations thereunder will not contravene any existing law, statute, rule, regulation, judgement, decree or permit to which it is subject or its memorandum or articles of association or equivalent constitutional documents;

(iii)

no Event of Default has occurred and is continuing;

(iv)

the execution of the Second Supplemental Facility Agreement and the exercise by it and each of its subsidiaries of their respective rights and performance of their respective obligations thereunder will not result in the existence of or have the immediate effect as at the date hereof of obliging any member of the Group to create any encumbrance over all or any of its subsidiaries’ present or future revenues or assets other than as permitted by the Financing Documents;

(v)

the execution of the Second Supplemental Facility Agreement and the exercise by it and each of its subsidiaries of their respective rights and performance of their respective obligations thereunder do not constitute and will not result in any material breach in respect of any member of the Group of any agreement to which any of them is a party, the breach of which will cause a Material Adverse Effect;

(vi)

the structure and ownership of the Group is as set out in Schedule 7 of the Facility Agreement, save for the incorporation of Littlewoods Leisure Limited (formerly Cabeo 542 Limited) which is a subsidiary of Littlewoods Promotions Limited.

(vii)

no encumbrance exists over all or any of the present or future revenues, assets or share capital of any member of the Group other than Permitted Encumbrances;

(viii)

no member of the Group has any indebtedness other than Permitted Indebtedness.

7.

GENERAL

7.1

Clauses 35, 36, 37, 38, 40 and 41 of the Facility Agreement shall be deemed to be incorporated in this Supplemental Facility Agreement as if set out herein.

7.2

Each of the parties hereto hereby agrees that with effect from the date of this Second Supplemental Facility Agreement the notice details of the Borrower for the purposes of Clause 40.02 and all other provisions of the Facility Agreement shall be as identified with its signature below.

8.

EXPENSES

The Borrower will make payment to the Agent of all costs and expenses (including VAT, legal fees and reasonable out of pocket expenses) incurred by it in connection with the negotiation, preparation and execution of this Supplemental Facility Agreement.

9.

COUNTERPARTS

This Second Supplemental Facility Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same agreement.

10.

GOVERNING LAW AND JURISDICTION

This Second Supplemental Facility Agreement is governed by the laws of England and Wales and the parties hereto hereby submit to the non-exclusive jurisdiction of the Courts of England.

IN WITNESS WHEREOF this Agreement has been signed by a duly authorised representative of each of the parties hereto on the date first above written.

SCHEDULE 1

The Banks

The Governor and Company of the Bank of Scotland.

SCHEDULE 2

Conditions Precedent Documents

1.

Constitutional Documents

1.1

confirmation from the Borrower that the constitutional documents for each member of the Group have not been amended since 24 September 2002;

1.2

a copy, certified a true copy by a duly authorised officer of the Borrower, of a board resolution of the Borrower and each other relevant member of the Group, approving execution, delivery and performance of the Financing Documents to be entered into on or around the date hereof to which it is a party and the terms and conditions thereof and authorising a named person or persons to execute the Financing Documents to be entered into on or around the date hereof to which it is a party and any documents to be delivered by the Borrower and others pursuant hereto or thereto; and

1.3

a certificate of a duly authorised officer of the Borrower setting out the names and signatures of the persons authorised to execute, on behalf of each of the Borrower and each other relevant member of the Group, the Financing Documents to be entered into on or around the date hereof and any documents to be delivered by the Borrower and each other relevant member of the Group, pursuant hereto or thereto.

2.

Mezzanine Debt

A copy of the second supplemental mezzanine facility agreement entered into on or around the date hereof in relation to the Mezzanine Facility Agreement.

3.

Miscellaneous

3.1.

A legal opinion from Simcocks in a form acceptable to the Agent and the Banks.

3.2

A copy of the second supplemental intercreditor agreement entered into on or around the date hereof in relation to the Intercreditor Deed.

4.

Others

A copy of the second supplemental overdraft facility letter entered into on or around the date hereof in relation to the Overdraft Facility Letter.

SIGNATORIES TO SECOND SUPPLEMENTAL FACILITY AGREEMENT

THE BORROWER

SPORTECH PLC

By:

Address for Notice:

Sportech House
2 Enterprise Way
Wavertree Technology Park
Liverpool L13 1FB

Fax No:

0151 288 3048

THE AGENT

The Governor and Company of the Bank of Scotland

By:

Address for Notice:

Corporate Banking
Fourth Floor
New Uberior House
11 Earl Grey Street
Edinburgh EH3 9BN

Fax No:

0131 659 0863

THE ARRANGER

The Governor and Company of the Bank of Scotland

By:

Address for Notice:

Corporate Banking
Fourth Floor
New Uberior House
11 Earl Grey Street
Edinburgh EH3 9BN

Fax No:

0131 659 0863

THE BANKS

The Governor and Company of the Bank of Scotland

By:

Lending Office and Address for Notice:

Corporate Banking
Fourth Floor
New Uberior House
11 Earl Grey Street
Edinburgh EH3 9BN

Fax No:

0131 659 0863